CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 33 to the Registration Statement on Form N-6 (No. 033-48266) (the “Registration Statement”) of our report dated April 23, 2012, relating to the consolidated financial statements and financial statement schedules of Union Security Insurance Company, which are included in the Post-Effective Amendment No. 31 to the Registration Statement on Form N-6 filed on April 25, 2012. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Post-Effective Amendment No. 31 to the Registration Statement on Form N-6 filed on April 25, 2012, which is incorporated by reference to this Post-Effective Amendment No. 33 to the Registration Statement.

PRICEWATERHOUSECOOPERS LLP

New York, New York

November 14, 2012